Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

June 29, 2020

Sunnova Energy International Inc.

20 East Greenway Plaza

Suite 540

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel for Sunnova Energy International Inc., a Delaware corporation (“Sunnova”), in connection with the proposed offer and sale (the “Offering”) by certain stockholders of Sunnova (the “Selling Stockholders”) of up to 9,200,000 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), including up to 1,200,000 shares of Common Stock that may be sold upon exercise by the underwriters of an option to purchase additional shares of Common Stock, pursuant to a prospectus (the “Prospectus”) forming a part of a registration statement on Form S-1 (such Registration Statement being referred to herein as the “Registration Statement”), filed with the Securities and Exchange Commission on June 29, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), as described in the Registration Statement. The Common Stock includes 6,847,975 currently outstanding shares of Common Stock held by the Selling Stockholders (the “Old Shares”) and up to 1,152,025 shares of common stock of the Company (the “New Shares”) to be issued by the Company upon the conversion by a Selling Stockholder of up to $15.4 million in principal amount of the Company’s 9.75% convertible senior notes due 2025 (the “Convertible Notes”) pursuant to the terms of the Indenture dated as of May 14, 2020, between the Company and Wilmington Trust, National Association, as trustee (the “Indenture”) for resale in the Offering. The term “Common Stock” shall include the Old Shares, the New Shares and any additional shares of common stock of the Company registered pursuant to Rule 462(b) under the Securities Act in connection with the Offering contemplated by the Registration Statement.

In connection with this opinion and as a basis for the opinions herein after expressed, we have examined originals, or copies certified or otherwise identified, of (i) the Second Amended and Restated Certificate of Incorporation of Sunnova, (ii) the Second Amended and Restated Bylaws of Sunnova, (iii) the Stockholders Agreement by and among Sunnova and the stockholders of Sunnova listed on Schedule A thereto, dated as of July 29, 2019, (iv) the Convertibles Notes and the Indenture, (v) the corporate records of Sunnova, (vi) certificates of public officials and of representatives of Sunnova, (vii) the Registration Statement and the Prospectus and (viii) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of this opinion.

Sunnova Energy International Inc.	- 2 -	June 29, 2020

In connection with this opinion, we have assumed that (i) each document submitted to us for review is accurate and complete, (ii) each such document that is an original is authentic, (iii) each such document that is a copy conforms to an authentic original, (iv) all signatures on each such document are genuine, (v) the Registration Statement and any subsequent pre-effective or post-effective amendments, will be effective and comply with all applicable laws, (vi) the Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Prospectus and (vii) the certificates, if any, for the New Shares will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, or, if uncertificated, valid book-entry notations will have been made in the stock register of Sunnova in accordance with the provisions of the governing documents of Sunnova. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates and documents we examined.

Based upon and subject to the foregoing, we are of the opinion that (i) the New Shares have been duly authorized , and when issued and delivered upon conversion of the Convertible Notes and in accordance with the terms of the Convertible Notes and the Indenture, will be validly issued, fully paid and nonassessable and (ii) the Old Shares have been duly authorized by all necessary corporate action on the part of Sunnova and are validly issued, fully paid and nonassessable.

The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.